Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 13, 2011 relating to the combined financial statements of Comcast Content Business (a component of Comcast Corporation) as of and for the year ended December 31, 2010 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the basis of presentation of Comcast Content Business) appearing in the Prospectus relating to the Form S-4, as amended (Registration No. 333-174175), of NBCUniversal Media, LLC dated July 22, 2011 which is incorporated by reference herein.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania
November 2, 2011